UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2022

AZIYO BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39577	47-4790334
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12510 Prosperity Drive, Suite 370 Silver Spring, MD	20904
(Address of principal executive offices)	(Zip Code)

(240) 247-1170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b)-2 of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	AZYO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 21, 2022, Aziyo Biologics, Inc. (the “Company”) entered into (i) a second amendment (the “Term Loan Amendment”) to its Amended and Restated Credit and Security Agreement (Term Loan), dated as of July 15, 2019, by and among the Company, Aziyo Med, LLC (together with the Company, the “Borrowers”), MidCap Financial Trust and the other financial institutions or entities from time to time party thereto, as amended (the “Term Loan Credit Agreement”) and (ii) a second amendment (the “Revolving Loan Amendment” and, together with the Term Loan Amendment, the “Amendments”) to its Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of July 15, 2019, by and among the Borrowers, MidCap Funding IV Trust (the “Revolving Agent”) and the other financial institutions or entities from time to time party thereto (together with the Revolving Agent, the “Revolving Lenders”), as amended (the “Revolving Loan Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”).

Under the terms of the Term Loan Amendment, the provision governing prepayment fees under the Term Loan Credit Agreement was amended such that any prepayment by the Company would require the payment by the Company of a prepayment fee equal to the amount prepaid (or required to be prepaid, if such amount is greater) multiplied by, in the case of each of Term Loan Tranche 1, Term Loan Tranche 2, Term Loan Tranche 3, Term Loan Tranche 4 and Term Loan Tranche 5 (each as defined in the Term Loan Credit Agreement), 3.0% until January 21, 2023 and 2.0% thereafter.

Under the terms of the Revolving Loan Amendment, the provision governing deferred revolving loan origination fees under the Revolving Loan Credit Agreement was amended such that any termination or permanent reduction in the Revolving Lenders’ funding obligations in respect of the Revolving Loan Commitment (as defined in the Revolving Loan Credit Agreement) prior to the Maturity Date (as defined in the Revolving Loan Credit Agreement), would require the payment by the Company of deferred revolving loan origination fee equal to the amount of the Revolving Loan Commitment so terminated or permanently reduced multiplied by 3.0% until January 21, 2023 and 2.0% thereafter.

In consideration for each of the foregoing, under the terms of each of the Amendments, the financial covenant contained in each of the Credit Agreements requiring the Company to achieve a specified Minimum Net Product Revenue Amount (as defined in the applicable Credit Agreement), tested on a monthly basis, for the 12-month period preceding each defined period end date, was adjusted through an amendment and restatement of the schedule setting forth the Minimum Net Product Revenue Amount as to each defined period end date. In certain cases, the amended and restated schedule reduced the specified Minimum Net Product Revenue Amounts required to be achieved for compliance with the financial covenant under the applicable Credit Agreement.

As previously announced on December 8, 2021, the Company sold an aggregate of (i) 2,122,637 shares of its Class A common stock, par value $0.001 per share and (ii) 1,179,244 shares of its Class B common stock, par value $0.001 per share, to certain of investors, in each case, at a purchase price equal to $4.24 per share, for aggregate gross proceeds of approximately $14.0 million, before deducting offering expenses. Additionally, as noted above, the Company has amended its Minimum Net Product Revenue Amount financial covenant included in its Credit Agreements. The Company believes that with such amendment it will be able to comply with such covenant going forward. With the equity raise and covenant amendment, the Company believes that its existing cash on hand, cash available under its Revolving Loan Credit Agreement and cash generated from expected future sales will be sufficient to meet the Company’s anticipated operating needs through twelve months from January 21, 2022, and as a result, the uncertainty regarding the Company’s ability to continue as a going concern, as previously discussed in Note 2 to the condensed consolidated financial statements for the quarter ended September 30, 2021, within one year after January 21, 2022 has been alleviated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZIYO BIOLOGICS, INC.

Date: January 21, 2022	By:	/s/ Ronald Lloyd
Ronald Lloyd
President and Chief Executive Officer